Exhibit 2.1

REORGANIZATION AGREEMENT

Dated as of [●], 2021

TABLE OF CONTENTS

Pages

Article I DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Terms Defined Elsewhere in this Agreement	4
1.3	Other Definitional and Interpretative Provisions	5

Article II THE REORGANIZATION		5
2.1	Transactions	5
2.2	Consent to Reorganization Transactions	11
2.3	No Liabilities in Event of Termination; Certain Covenants	11

Article III REPRESENTATIONS AND WARRANTIES		12
3.1	Representations and Warranties	12

Article IV MISCELLANEOUS		13
4.1	Amendments and Waivers	13
4.2	Successors and Assigns	13
4.3	Notices	13
4.4	Further Assurances	14
4.5	Entire Agreement	14
4.6	Governing Law	14
4.7	Jurisdiction	14
4.8	WAIVER OF JURY TRIAL	15
4.9	Severability	15
4.10	Enforcement	15
4.11	Counterparts; Facsimile Signatures	15
4.12	Expenses	15

i

REORGANIZATION AGREEMENT

REORGANIZATION AGREEMENT (this “Agreement”), dated as of [●], 2021, by and among Clear Secure, Inc., a Delaware corporation (“Pubco”), Alclear Holdings, LLC, a Delaware limited liability company (the “Company”), Alclear Investments, LLC, a Delaware limited liability company (“Alclear Investments Stockholder”), Alclear Investments II, LLC, a Delaware limited liability company (“Alclear Investments II Stockholder”), Alclear Management Pooling Vehicle, LLC, a Delaware limited liability company (“Pooling LLC”), each Exercising Warrant Holder, each Exchanging Warrant Holder, each Non-Exchanging Warrant Holder, each Blocker Merger Sub, each Blocker Entity and each of the individuals designated as “Blocker Entity Members” on the signature pages hereto.

RECITALS

WHEREAS, the Board of Directors of Pubco (the “Board”) has determined to effect an underwritten initial public offering (the “IPO”) of Pubco’s Class A Common Stock;

WHEREAS, the parties hereto desire to effect the Reorganization Transactions in contemplation of the IPO;

WHEREAS, in connection with the consummation of the Reorganization Transactions and the IPO, the applicable parties hereto intend to enter into the Reorganization Documents; and

WHEREAS, the Pre-Reclassification Company LLC Agreement contemplates that, in connection with an initial public offering, the Company may undertake a reorganization to provide for, among other things, the exchange of the membership interests in the Company for common equity securities of a newly-formed corporation that will act as the managing member of the Company and whose only material assets are the membership interests of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1            Certain Defined Terms.

(a)           Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pre-Reclassification Company LLC Agreement.

(b)           As used herein, the following terms shall have the following meanings:

“Blocker Entities” means each of the entities identified as “Blocker Entities” on Schedule [V] hereto.

“Blocker Merger Subs” means each of the entities identified as “Blocker Merger Subs” on Schedule [V] hereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.00001 per share, of Pubco, having the rights set forth in the Second Amended and Restated Certificate of Incorporation.

“Class B Common Stock” shall mean Class B Common Stock, par value $0.00001 per share, of Pubco, having the rights set forth in the Second Amended and Restated Certificate of Incorporation.

“Class C Common Stock” shall mean Class C Common Stock, par value $0.00001 per share, of Pubco, having the rights set forth in the Second Amended and Restated Certificate of Incorporation.

“Class D Common Stock” shall mean Class D Common Stock, par value $0.00001 per share, of Pubco, having the rights set forth in the Second Amended and Restated Certificate of Incorporation.

“Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“Company Common Units” means (i) prior to effectiveness of the Post-Reclassification Company LLC Agreement, “Capital Units”, as such term is defined in the Pre-Reclassification Company LLC Agreement and (ii) as of and following effectiveness of the Post-Reclassification Company LLC Agreement, “Common Units”, as such term is defined in the Post-Reclassification Company LLC Agreement.

“Company Member Schedule” means the then-current Schedule A to the Pre-Reclassification Company LLC Agreement (as may be amended or restated from time to time).

“Company RSUs” means the Restricted Stock Units granted by the Company under the MIP and outstanding immediately prior to the Pricing, which represent the right to receive Class C Units following vesting.

“Discounted Price” means (i) the IPO Price Per Share less (ii) the underwriting discount per share paid to the underwriters in the IPO.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 8-A Effective Time” means the date and time on which the Registration Statement becomes effective, which will occur after the Pricing, on such date and at such time as determined by Pubco.

“GA Collections” means General Atlantic (AC) Collections, L.P.

“GA Collections 2” means General Atlantic (AC) Collections 2, L.P.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“IPO Offering Expenses” means the amount of any IPO offering expenses borne by Pubco (as agreed in writing by Pubco and the Company, for which email shall be sufficient), but excluding the underwriting discount per share in the IPO, which offering expenses shall be the responsibility of the Company pursuant to Section 2.1(c).

“IPO Price Per Share” means the per share public offering price for the Class A Common Stock.

“MIP” means the Alclear Holdings, LLC Amended and Restated Equity Incentive Plan, as the same may be amended from time to time.

“Offering Amount” means an amount equal to the product of (i) the IPO Price Per Share multiplied by (ii) the number of shares of Class A Common Stock sold at the IPO Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Pre-Reclassification Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 1, 2020, by and among the Company and the other Persons listed on the signature pages thereto.

“Pooling Member” means “Member”, as such term is defined in the Pooling LLC Agreement.

“Pricing” means such date and time as the Board or the pricing committee thereof determines to price the IPO.

“Registration Statement” means the registration statement on Form 8-A filed by Pubco under the Exchange Act with the SEC to register the Class A Common Stock.

“Reorganization Documents” means each of the documents attached as an exhibit hereto and all other agreements and documents entered into in connection with the Reorganization Transactions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Unvested Company Common Units” means any Company Common Unit resulting from the reclassification below of any Profit Units that, prior to the Pricing, had not met the contractual vesting provisions set forth in the award agreement under the MIP pursuant to which such interests were originally granted.

1.2            Terms Defined Elsewhere in this Agreement(a). Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Blocker Merger Agreements	2.1(b)(xi)
Blocker Mergers	2.1(b)(xi)
Board	Recitals
Class C Shares	2.1(b)(xi)
Class C Subscriber	2.1(b)(xi)
Class C Subscription Agreements	2.1(b)(xi)
Class D Shares	2.1(b)(xiv)
Class D Subscription Agreements	2.1(b)(xiv)
Company	Preamble
Company Member Schedule	2.1(b)(iii)
e-mail	4.3
Exchange Agreement	2.1(b)(xv)
Exchanging Warrant Holders	2.1(b)(i)
Exercising Warrant Holders	2.1(b)(i)
Hypothetical Liquidation Value	2.1(b)(iii)
IPO	Recitals
Pooling LLC	Preamble
Pooling LLC Agreement	2.1(b)(iv)
Pooling Redemption	2.1(b)(vii)
Post-Reclassification Company LLC Agreement	2.1(b)(iii)
Post-Reclassification Company Members	2.1(b)(iii)
Pubco	Preamble
Pubco RSUs	2.1(b)(iv)
Reorganization Transaction	2.1
Reorganization Transactions	2.1
Second Amended and Restated Certificate of Incorporation	2.1(a)(i)

1.3            Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article II

THE REORGANIZATION

2.1            Transactions. Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Section 2.1 (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”) in the following sequence (and, unless provided herein to the contrary, no step or sub-step in the sequence shall commence until the immediately preceding step or sub-step has been completed in its entirety):

(a)           On or prior to the Pricing, the applicable parties shall have taken the actions set forth below (or caused such actions to take place):

(i)          Pubco shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of Pubco, in the form attached hereto as Exhibit [A] (the “Second Amended and Restated Certificate of Incorporation”).

(ii)         The Board shall adopt amended and restated by-laws of Pubco in the form attached hereto as Exhibit [B].

(iii)        The persons identified on Schedule [I] hereto shall each (x) resign from Alclear Investments Stockholder and thereupon, in accordance with Section 18-604 of the Delaware Limited Liability Company Act, shall receive from Alclear Investments Stockholder membership interests in the Company representing the fair value of each resigning person’s interests in Alclear Investments Stockholder as of immediately prior to such resignation and (y) thereafter contribute to Alclear Investments II Stockholder such membership interests in the Company in exchange for interests in Alclear Investments II Stockholder.

(b)           Immediately following Pricing and prior to the Form 8-A Effective Time, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i)          To the extent not previously exercised, expired or terminated in accordance with their terms, (x) the holders of Company warrants identified under Section (A) of Schedule [II] hereto shall exercise all of their vested Company warrants for Class B Units (the “Exercising Warrant Holders”); (y) Pubco and the holders of unvested Company warrants identified under Section (B) of Schedule [II] hereto (the “Exchanging Warrant Holders”), shall exchange all such warrants for new Pubco warrants representing the right to receive a number of Class A Common Stock based on the Hypothetical Liquidation Value of the Units underlying such warrants, and on the same economic terms and subject to the same other terms and conditions as the Company warrants and (z) the warrants identified under Section (C) of Schedule [II] hereto shall continue to remain outstanding and remain exercisable into Class B Units in accordance with their terms (until such time as such warrants are exercisable by the holders thereof (the “Non-Exchanging Warrant Holders”) into Company Common Units in accordance with their Hypothetical Liquidation Value).

(ii)          If not completed prior to the Pricing, GA Collections and GA Collections 2, together with certain of their affiliates, shall undertake an internal restructuring, as described on Exhibit [C] hereto.

(iii)        The Company shall: (x) reclassify all Units outstanding or reserved for issuance, in each case, as of immediately prior to the Form 8-A Effective Time into the number of Company Common Units, in the aggregate, set forth on Schedule [III] hereto, which Schedule shall be based on such Units being reclassified into a number of Company Common Units (rounded up or down to the nearest whole number) having a value equal to the amount that would have been distributed in respect thereof pursuant to ARTICLE VII of the Pre-Reclassification Company LLC Agreement had the Company been liquidated on the date of the Form 8-A Effective Time and gross proceeds from such liquidation been distributed to the members of the Company immediately prior to the Form 8-A Effective Time pursuant to ARTICLE VII of the Pre-Reclassification Company LLC Agreement in an aggregate amount equal to the total equity value of all Units immediately prior to the Form 8-A Effective Time that is implied by the IPO Price Per Share (with respect to each Unit, its “Hypothetical Liquidation Value”) and in a manner that optimizes the capital structure of the Company to facilitate the IPO, provided that any Company Common Units that were reclassified from unvested Profit Units will continue to be subject to vesting on the same terms as set forth in the original award agreements under the MIP; (y) amend and restate its limited liability company agreement in the form attached hereto as Exhibit [D] (the “Post-Reclassification Company LLC Agreement”) so that, among other things, (I) Pubco shall become the sole managing member of the Company and (II) after giving effect to the reclassification described in clause (iii)(x) above, each of the Persons listed on the Company Member Schedule shall be or become members of the Company and shall own the number of Company Common Units set forth opposite such Post-Reclassification Company Member’s name on the Company Member Schedule; and (z) as soon as reasonably practicable, provide written notice to each Post-Reclassification Company Member setting forth the Hypothetical Liquidation Value attributable to the Units previously held thereby and the resulting number of Company Common Units then owned thereby.

(iv)        Pooling LLC shall: (x) reclassify (1) each Capital Unit and Profit Unit (as each such term is defined in the Pooling LLC Agreement) outstanding as of the Pricing into a number of Pooling LLC Common Units equal to the number of Company Common Units into which such Capital Unit and Profit Unit (as each such term is defined in the Pooling LLC Agreement), as the case may be, shall be reclassified pursuant to Section 2.1(b)(iii), provided that all such Pooling LLC Common Units which result from the reclassification of Profit Units in Pooling LLC that remained subject to contractual vesting conditions, as set forth in the award agreement under the MIP pursuant to which such interests were originally granted, will continue to be subject to the same vesting conditions; and (y) amend and restate its limited liability company agreement (the “Pooling LLC Agreement”).

(v)         All Company RSUs shall be substituted with restricted stock units for Class A Common Stock (“PubCo RSUs”) through (x) the cancellation by the Company of all Company RSUs and (y) the grant by PubCo of PubCo RSUs subject to the same vesting terms as applied to the cancelled Company RSUs. PubCo shall provide written notice to each recipient of substituted PubCo RSUs setting forth the number of shares of Class A Common Stock subject to such PubCo RSUs.

(vi)        (x) Alclear Investments Stockholder shall make a capital contribution of [●] Company Common Units to Pubco in exchange for the issuance by Pubco of [●] shares of Class B Common Stock and (y) Alclear Investments II Stockholder shall make a capital contribution of [●] Company Common Units to Pubco in exchange for the issuance by Pubco of [●] shares of Class B Common Stock.

(vii)       Pooling LLC shall redeem all of its interests held by the persons identified on Schedule [IV] hereto in exchange for the number of Company Common Units identified on such Schedule [IV] hereto (the “Pooling Redemption”).

(viii)      Following the Pooling Redemption, Pooling LLC shall make a capital contribution of all of its Company Common Units to Pubco in exchange for the issuance by Pubco of [●] shares of Class A Common Stock; provided, that all shares of Class A Common Stock received in exchange for Unvested Company Common Units received in the reclassification described in clause (iii)(x) above shall remain subject to the same vesting conditions as were applicable to the interests in the Company from which such Unvested Company Common Units were reclassified, as set forth in the award agreement under the MIP pursuant to which such interests were originally granted.

(ix)         Immediately prior to the Form 8-A Effective Time, after giving effect to the reclassification described in clause (iii)(x) above, the Company and Pubco shall exchange all of the Company Common Units other than those held by the Post-Reclassification Company Members identified on Schedule [III] hereto for an equal number of Class A Common Stock; provided, that all shares of Class A Common Stock received in exchange for Unvested Company Common Units received in the reclassification described in clause (iii)(x) above shall remain subject to the same vesting conditions as were applicable to the interests in the Company from which such Unvested Company Common Units were reclassified, as set forth in the award agreement under the MIP pursuant to which such interests were originally granted.

(x)          The Company shall sell to Pubco, and Pubco shall repurchase from the Company, all of the Company’s outstanding shares of common stock in Pubco for $100 (prior to giving effect to the Blocker Merger Agreements, the Class C Subscription Agreements and the Class D Subscription Agreements).

(xi)        On or prior to the date hereof, the Company shall have formed each of the Blocker Merger Subs. Pursuant to merger agreements, each in the form attached hereto as Exhibit [E] (the “Blocker Merger Agreements”), each Blocker Merger Sub shall merge with and into its respective Blocker Entity simultaneously, with such Blocker Entity continuing as the surviving company of such merger and becoming a wholly-owned subsidiary of Pubco, and the owners of each Blocker Entity shall receive the number of shares of Class A Common Stock equal to the number of Company Common Units set forth opposite such Blocker Entity’s name on the Company Member Schedule (the mergers described in this Section 2.1(b)(xi), the “Blocker Mergers”).

(xii)         Substantially concurrently following each Blocker Merger, the surviving Blocker Entity thereof shall merge into Pubco sequentially in the order described on Schedule [V] hereto, with Pubco surviving each such merger.

(xiii)       Immediately following each Blocker Mergers, as a condition to receiving Company Common Units in the reclassification described in clause (iii)(x) above, each holder of Company Common Units after the consummation of transactions contemplated by clauses (vii), (ix) and (x) (the “Post-Reclassification Company Members” (other than Pubco, Alclear Investments Stockholder and Alclear Investments II Stockholder) shall enter into a Subscription Agreement in the form attached hereto as Exhibit [F] (collectively, the “Class C Subscription Agreements”), whereby such Post-Reclassification Company Member (each, a “Class C Subscriber”) shall subscribe for, and Pubco shall issue to each such Class C Subscriber upon a cash payment therefor in an amount equal to $0.00001 par value per share, the number of shares of Class C Common Stock (the “Class C Shares”) equal to the number of Company Common Units set forth opposite such Post-Reclassification Company Member’s name on the Company Member Schedule.

(xiv)        Immediately following the Blocker Mergers, as a condition to receiving Company Common Units in the reclassification described in clause (iii)(x) above, Alclear Investments Stockholder and Alclear Investments II Stockholder shall each enter into a Subscription Agreement in the form attached hereto as Exhibit [G] (the “Class D Subscription Agreements”), whereby Alclear Investments Stockholder and Alclear Investments II Stockholder shall subscribe for, and Pubco shall issue to Alclear Investments Stockholder and Alclear Investments II Stockholder upon a cash payment therefor in an amount equal to $0.00001 par value per share, the number of shares of Class D Common Stock (the “Class D Shares”) equal to the number of Company Common Units set forth opposite Alclear Investments Stockholder’s and Alclear Investments II Stockholder’s respective name on the Company Member Schedule.

(xv)         As a condition to receiving Company Common Units in the reclassification described in clause (iii)(x) above, each of the Post-Reclassification Company Members shall enter into an Exchange Agreement with the Company and Pubco in the form attached hereto as Exhibit [H] (the “Exchange Agreement”), whereby each such Post-Reclassification Company Member shall be permitted to exchange with Pubco its Company Common Units and shares of Class C Common Stock or Class D Common Stock, as the case may be, for shares of Class A Common Stock or Class B Common Stock, as applicable.

(xvi)        As a condition to entering into the Exchange Agreement, Pubco and the Post-Reclassification Company Members shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit [I].

(xvii)      The Company shall amend and restate the MIP in the form attached hereto as Exhibit [J].

(xviii)     Pubco, the Post-Reclassification Company Members (other than Pubco), Alclear Investments Stockholder and Alclear Investments II Stockholder shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit [K].

(xix)       Pooling LLC shall make a distribution to the remaining Pooling Members of the shares of Class A Common Stock issued to Pooling LLC pursuant to clause (vii) above; provided, that any such shares of Class A Common Stock which resulted from the reclassification of Profit Units that, prior to the Pricing, remained subject to the contractual vesting terms pursuant to the original award agreement with respect to such Profit Units will continue to be subject to the same vesting conditions.

(c)            Immediately following the IPO Closing, Pubco shall acquire from the Company, at a price per Company Common Unit equal to the IPO Price Per Share (such that the Company shall be responsible for the underwriting discount per share paid in the IPO Closing with respect to the Offering Amount) an aggregate number of Company Common Units equal to the number of shares of Class A Common Stock so purchased in the IPO Closing; provided that for administrative convenience and subject to the following sentence, the net amount per Company Common Unit paid to the Company by Pubco shall be the Discounted Price. The aggregate purchase price for such Company Common Units will be paid in cash by Pubco to, or at the direction of, the Company; provided that Pubco may reduce the amount paid thereby by the amount of any IPO Offering Expenses borne by Pubco and not otherwise reimbursed.

(d)            If at any time following the IPO Closing the underwriters exercise their option to purchase additional shares of Class A Common Stock from Pubco, Pubco shall acquire from the Company, at a price per Company Common Unit equal to the IPO Price Per Share (such that the Company shall be responsible for the underwriting discount per share paid with respect thereto), an aggregate number of additional Company Common Units equal to the number of additional shares of Class A Common Stock so purchased by the underwriters; provided that for administrative convenience and subject to the following sentence, the net amount per Company Common Unit paid to the Company by Pubco shall be the Discounted Price. The aggregate purchase price for such Company Common Units will be paid in cash by Pubco to, or at the direction of, the Company; provided that Pubco may reduce the amount paid thereby by the amount of any additional IPO Offering Expenses borne by Pubco and not otherwise reimbursed (whether pursuant to Section 2.1(c) or otherwise).

2.2           Consent to Reorganization Transactions.

(a)            Each of the parties hereto hereby acknowledges, agrees and consents to all of the Reorganization Transactions. Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Reorganization Transactions and the IPO.

(b)           The parties hereto shall deliver to each other, as applicable, prior to or at the Form 8-A Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

2.3           No Liabilities in Event of Termination; Certain Covenants.

(a)           In the event that the IPO is abandoned or, unless the Board, the Company, Alclear Investments Stockholder and Alclear Investments II Stockholder otherwise agree, the IPO Closing has not occurred by [●] 2021, (a) this Agreement shall automatically terminate and be of no further force or effect except for this Section 2.3 and Sections 4.1-4.12 and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other parties of any representation, warranty, covenant or agreement contained herein prior to such termination.

(b)          In the event that this Agreement is terminated for any reason after the consummation of any Reorganization Transaction, but prior to the consummation of all of the Reorganization Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, or any part thereof, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges (it being understood and agreed that if such termination occurs subsequent to the events described in Section 2.1(b)(iii) hereof, the parties agree to amend the Post-Reclassification LLC Agreement so that the governance, transfer restrictions, liquidity rights and other related provisions therein with respect to Pubco, Pubco’s subsidiaries and Pubco’s and the Company’s securities correspond in all substantive respects with the provisions contained in the Pre-Reclassification Company LLC Agreement as in effect on the date hereof).

(c)           For the avoidance of doubt, each party hereto acknowledges and agrees that until the consummation of the Reorganization Transactions: (i) the parties hereto shall not receive or lose any voting, governance or similar rights in connection with this Agreement or the Reorganization Transactions and (ii) the rights of the parties hereto under the Pre-Reclassification Company LLC Agreement shall not be effected.

Article III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties. Each party hereto hereby represents and warrants to all of the other parties hereto as follows:

(a)           The execution, delivery and performance by such party of this Agreement and of the applicable Reorganization Documents, to the extent a party thereto, has been or prior to the Form 8-A Effective Time will be duly authorized by all necessary action. If such party is not an individual, such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b)           Such party has or prior to the Form 8-A Effective Time will have the requisite power, authority, legal right and, if such party is an individual, legal capacity, to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(c)           This Agreement and each of the Reorganization Documents to which it is a party has been (or when executed will be) duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and

(d)           Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby, nor compliance by such party with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) if such party is not an individual, contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement.

Article IV

MISCELLANEOUS

4.1           Amendments and Waivers. This Agreement (including the Exhibits) may be modified, amended or waived only with the written approval of Pubco, the Company, Alclear Investments Stockholder and Alclear Investments II Stockholder; provided, however, that any modification, amendment or waiver that would affect any other party hereto in a manner materially and disproportionately adverse to such party shall be effective against such party so materially and adversely affected only with the prior written consent of such party, such consent not to be unreasonably withheld or delayed. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Section 4.1, nothing in this Section 4.1 shall be deemed to contradict the provisions of Section 2.3 hereof.

4.2           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

4.3           Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and not received by automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to Pubco, the Company, Alclear Investments Stockholder, Alclear Investments II Stockholder, Pooling LLC or any Blocker Merger Sub, addressed to it at:

Clear Secure, Inc.
65 East 55th Street, 17th Floor
New York, New York, 10022
Attention: Matthew Levine, General Counsel and Chief Privacy Officer
E-mail:

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	Brian M. Janson
Brian	Scrivani
E-mail:	bjanson@paulweiss.com

bscrivani@paulweiss.com

If to any Exercising Warrant Holder, Exchanging Warrant Holder, Non-Exchanging Warrant Holder, Blocker Entity or Blocker Entity Member, addressed to it at the last-known address of such Person.

If to any other party, at the address or e-mail address specified for such party on the Company Member Schedule or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

4.4           Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.5           Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

4.6           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

4.7           Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.3 shall be deemed effective service of process on such party.

4.8           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.10         Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

4.11         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile, e-mail or .pdf format signature(s).

4.12         Expenses. Unless otherwise provided in the Reorganization Documents, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

IN WITNESS WHEREOF, the parties hereto have executed this Reorganization Agreement as of the date first above written.

CLEAR SECURE, INC.

By:
Name:
Title:

ALCLEAR HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to the Reorganization Agreement]

ALCLEAR INVESTMENTS, LLC

By:
Name:
Title:

[Signature Page to the Reorganization Agreement]

ALCLEAR INVESTMENTS II, LLC

By:
Name:
Title:

[Signature Page to the Reorganization Agreement]

ALCLEAR MANAGEMENT POOLING VEHICLE, LLC

By:
Name:
Title:

[Signature Page to the Reorganization Agreement]

KENNETH CORNICK

By:
Name: Title:

[Signature Page to the Reorganization Agreement]

EXERCISING WARRANT HOLDERS:

[●]

By:
Name: Title:

[Signature Page to the Reorganization Agreement]

EXCHANGING WARRANT HOLDERS:

[●]

By:
Name: Title:

[Signature Page to the Reorganization Agreement]

BLOCKER ENTITIES:

[●]

By:

Name:
Title:

[Signature Page to the Reorganization Agreement]

BLOCKER MERGER SUBS:

[●]

By:

Name:
Title:

[Signature Page to the Reorganization Agreement]

BLOCKER ENTITY MEMBERS:

[●]

By:

Name:
Title:

[Signature Page to the Reorganization Agreement]